Exhibit 10.39

FORTRESS BIOTECH, INC.
AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

1. PURPOSE

The purpose of this Amended and Restated Long Term Incentive Plan (“LTIP”) is to compensate employees, consultants, and other service providers of Fortress Biotech, Inc. (the “Company”) based on their responsibilities and for their contributions to the successful achievement of certain corporate goals and objectives and to share the success and risks of the Company based upon achievement of business goals. The LTIP consists of two compensation opportunities: first, a program to grant equity interests in the Company and in newly formed subsidiaries of the Company to the Participants (as hereafter defined), and second, a performance-based bonus program that is designed to result in performance-based compensation that is deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the “Code”) to the extent that the recipients of such compensation are employees subject to Section 162(m). The LTIP was initially effective as of July 16, 2015 (the “Effective Date”), the day after the Company’s stockholders duly approved the LTIP. The amendment and restatement of the LTIP is effective the day after the Company’s stockholders duly approve such amendment and restatement.

2. PARTICIPANTS

The eligible participants hereunder (each a “Participant” and collectively the “Participants”) are: (i) Lindsay A. Rosenwald, M.D., currently Chairman of the Company’s Board of Directors, President and Chief Executive Officer; (ii) Michael S. Weiss, currently Executive Vice Chairman, Strategic Development; and (iii) any limited liability company or limited partnership owned and controlled by either Dr. Rosenwald or Mr. Weiss, provided that such entity has a bona fide service provider relationship with the Company (such entities, the “Participating Entities”).

3. ADMINISTRATION

(a) The LTIP shall be administered by the LTIP Committee (the “Committee”), which shall initially be the Compensation Committee of the Company’s Board of Directors (the “Board”), which Compensation Committee currently consists entirely of outside directors within the meaning of Section 162(m) of the Code. In any event, the Committee shall consist of at least two outside directors of the Company who are also members of the Compensation Committee. The Committee shall have the sole discretion and authority to administer and interpret the LTIP in accordance with its terms and the goals, including, with respect to the performance-based bonus program, compliance with Section 162(m) of the Code.

(b) Subject to the express provisions and limitations set forth in the LTIP, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the LTIP, including, without limitation, the following:

(i)	To prescribe, amend and rescind rules and regulations relating to the LTIP and to define terms not otherwise defined herein;
(ii)	To determine which Participants are eligible to be paid equity and performance-based bonuses hereunder and to which of such Participants, if any, equity and performance-based bonuses hereunder are actually paid;
(iii)	To verify the extent to which the Company has satisfied any performance goals or other conditions applicable to the payment of bonuses under the performance-based bonus program of the LTIP;
(iv)	To prescribe and amend the terms of any agreements or other documents under the LTIP (which need not be identical);
(v)	To determine whether, and the extent to which, adjustments are required pursuant to Section 5;

(vi)	To interpret and construe the LTIP, any rules and regulations under the LTIP, and the terms and conditions of any incentive opportunities provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and
(vii)	To make all other determinations deemed necessary or advisable for the administration of the LTIP.

(c) All decisions, determinations and interpretations by the Committee regarding the LTIP shall be final and binding on all Participants and all other persons claiming any benefits under the LTIP. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select. A Participant or other person claiming any benefits under the LTIP may contest a decision or action by the Committee with respect to such person or an actual or potential bonus under the LTIP only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

EQUITY PROGRAM OF THE LTIP

4. EQUITY GRANTS TO PARTICIPANTS

(a) Upon the formation of a new subsidiary of the Company, the Company will cause the subsidiary to issue to each Participant a number of shares of common stock, or a warrant to purchase shares of common stock, of the subsidiary equal to five percent (5%) of the total outstanding shares of common stock of the subsidiary determined on a fully-diluted, as-converted into common stock basis as of the date of formation (the “Shares”); provided that the Participant must be employed by or otherwise providing services to the Company on such formation date in order to receive the grant of Shares, and provided further that when there are eligible Participating Entities, the 5% equity award will be allocated as determined by the Committee between the Participating Entity and the applicable individual Participant, such that, between a Participant and his respective Participating Entity, if any, the total amount awarded under this Section 4(a) shall not exceed five percent (5%) of the total outstanding shares of common stock of the subsidiary. Such Shares will be subject to the same restrictions on disposition as are applicable to other initial shareholders of the subsidiary and such other restrictions as may be applicable under federal or state securities laws.

(b) On January 1 of each calendar year following the Effective Date, the Company will grant to each Participant a number of restricted shares of common stock of the Company equal to one percent (1%) of the total outstanding shares of common stock of the Company determined on a fully-diluted, as-converted into common stock basis as of such date, multiplied by the percentage of achievement of the goals and objectives established for the Participant by the Committee (the “Restricted Shares”), provided that the Participant must be employed by, or otherwise providing services to, the Company on such date in order to receive the grant of Restricted Shares, and provided further that when there are eligible Participating Entities, the 1% equity award will be allocated as determined by the Committee between the Participating Entity and the applicable individual Participant, such that, between a Participant and his respective Participating Entity, if any, the total amount awarded under this Section 4(b) shall not exceed one percent (1%) of the total outstanding shares of common stock of the Company. Such goals and objectives shall be set by the Committee at the beginning of each year ending on December 31, and the determination of the achievement percentage of the goals and objectives shall be determined by the Committee as of the end of such period. Such Restricted Shares shall be subject to the Company’s Repurchase Option (as defined below) until both of the following conditions are met: (i) there is an increase in the market capitalization of the Company of at least $100,000,000 (measured from the Effective Date) at any time following the grant, and (ii) the Participant is either in the service of the Company as an employee, a Board member, or a consultant on the 10th anniversary of Effective Date, or the Participant has had had an involuntary Separation from Service (as defined below) from the Company. However, the Company’s Repurchase Option on such Restricted Shares shall lapse upon the occurrence of a Corporate Transaction (as defined in this Section) if the Participant is in service on the date of the Corporate Transaction. Such Restricted Shares shall be owned by the Participant without restriction when the Company’s Repurchase Option lapses. If the Participant voluntarily separates from service within 10 years of the Effective

Date, or if the Company’s Repurchase Options have not lapsed by the 10-year anniversary of the Effective Date, the Company will exercise its Repurchase Option as set forth below.

(c) In addition to the awards described in Sections 4(a) and 4(b), the Committee may, solely with the consent of the affected Participant, cancel any unvested equity grants for common stock of the Company made to a Participant (whether inducement grants, grants made pursuant to this LTIP, or any other grants) and issue replacement awards for common stock of the Company, in amounts no greater than the canceled award, and subject to such other terms, as the Committee may determine. Such replacement awards may be subject to a repurchase option in favor of the Company, which repurchase option may lapse upon such conditions as the Committee determines. Any replacement awards granted pursuant to this Section 4(c) will be evidenced by a written agreement between the Company and the applicable Participant.

(d) Certain Definitions.  For purposes of this Section, “Separation from Service” means the Participant is no longer in service with the Company in any capacity (including without limitation service as an employee, Board member, or consultant) and has a “separation from service” within the meaning of Section 409A of the Code; and “Corporate Transaction” means any of the following transactions, provided, however, that the Committee shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;
(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company;
(iii)	the complete liquidation or dissolution of the Company;
(iv)	any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or
(v)	acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

The Restricted Shares will be subject to the same restrictions on disposition as are applicable to other similarly-situated shareholders of the Company and such other restrictions as may be applicable under federal or state securities laws.

(e) Company’s Repurchase Option.  The voluntary Separation from Service by a Participant before a Corporate Transaction, or the passage of 10 years from the Effective Date without either the Participant meeting the two conditions for lapse of the Company’s Repurchase Option or a Corporate Transaction is each a “Triggering Event.” In the event of a Triggering Event, the Company shall have an option (the “Repurchase Option”) for a period of 90 days to repurchase any of the unvested Restricted Shares at the price of $0.001 per share. The Repurchase Option shall be exercised by the Company by written notice to the Participant, which notice shall specify the number of Restricted Shares and the time (not later than 30 days from the date of the Company’s notice) and place for the closing of the repurchase of the Restricted Shares. Upon delivery of such notice and payment of the purchase price in accordance with the terms herewith, the Company shall become the legal and beneficial owner of the Restricted Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the Restricted Shares being repurchased by the Company. Said purchase price shall be paid, at the Company’s option, (i) by delivery of a check in the amount of the purchase price, (ii) by cancellation of any amount of the Participant’s indebtedness to the Company equal to the purchase price for the Restricted Shares being repurchased, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals such purchase price. Whenever the Company shall have the right to repurchase Restricted Shares hereunder, the Board may designate and assign to one or more assignees the right to exercise all or part of the Company’s repurchase rights under this Agreement to purchase all or a part of such Restricted Shares.

(f) Release of Shares From Repurchase Option/Accelerated Vesting.  In the event the Repurchase Option is triggered pursuant to a Triggering Event and the Company (or its assigns) fails to exercise the Company’s option for the repurchase of any or all of the Restricted Shares then, upon the expiration of the 90 day option period, any and all such Restricted Shares not repurchased by the Company shall be released from the Repurchase Option. In the event of any Separation from Service of the Participant that does not constitute a Triggering Event, all Restricted Shares shall be immediately released from the Repurchase Option.

(g) Restriction on Transfer; Ownership.  Except for a transfer to a Related Party (as defined below), none of the Restricted Shares or any beneficial interest therein shall be transferred, pledged, hypothecated, encumbered or otherwise disposed of in any way. For purposes of this Agreement, “Related Party” shall mean a spouse, lineal ancestor or descendant, natural or adopted, and a spouse of a lineal ancestor or descendant, a trust for the sole benefit of such persons or any of them, a limited liability company (LLC) all of whose owners are such persons, or a limited partnership (LP) all of whose partners are such persons. All transferees of Restricted Shares or any interest therein (including Related Parties) will receive and hold such Restricted Shares or interest subject to the provisions of the LTIP, and shall agree in writing to take such Restricted Shares or interest therein subject to all the terms of the LTIP, including restrictions on further transfer. Any sale or transfer of the Company’s shares shall be void unless the provisions of the LTIP are met.

(h) Stockholder Rights.  A Participant, as beneficial owner of the Shares and Restricted Shares, shall have full voting and dividend rights with respect to the Shares and Restricted Shares granted under subsections (a) and (b) of this Section. Dividends, if any, declared and paid on the Restricted Shares before the Company’s Repurchase Option on the Restricted Shares lapses (the “vesting period”) shall be accrued by the Company during the vesting period and paid to the Participant only at the end of the vesting period. Any such accrued dividends shall be paid to the Participant no later than 30 days after the vesting period. If any Restricted Shares are repurchased pursuant to the Repurchase Option, then, on the date of such repurchase, the Participant shall no longer have any rights as a stockholder with respect to such repurchased shares or any interest therein, and the Participant shall not be entitled to receive any accrued dividends previously declared on such repurchased shares.

PERFORMANCE-BASED BONUS PROGRAM OF THE LTIP

5. AMOUNT AND TERMS OF PERFORMANCE-BASED BONUS

Performance-based bonus payments hereunder are made in cash. The amount and terms for payment of a performance-based bonus for each Participant will be established by the Committee at its discretion, subject to the limits and restrictions of this Section. The bonus hereunder shall be paid to a Participant only to the extent that performance goals established by the Committee for a performance period are met.

The business measures that may be used by the Committee to establish the performance goals are limited to one or more of the following, which may be applied with respect to the Company or any business unit and may be measured on absolute terms or relative to a peer-group or other market measure basis:

•	business development activities;
•	clinical development activities;
•	corporate operating profit;
•	business unit operating profit;
•	revenue;
•	net revenue;

•	new business authorizations;
•	backlog;
•	customer cancellation rate;
•	total shareholder return;
•	stock price increase;
•	return on equity;
•	return on capital;
•	earnings per share;
•	gross profit;
•	adjusted gross profit (profit before depreciation and amortization expense, as well as stock-based compensation expense);
•	EBIT, or earnings before interest and taxes;
•	EBITDA, or earnings before interest, taxes, depreciation and amortization;
•	adjusted EBITDA, or earnings before net interest and other expense, taxes, and depreciation and amortization expense, adjusted to eliminate stock-based compensation expense and expense related to the impairment of goodwill;
•	ongoing earnings;
•	cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital);
•	EVA, or economic value added;
•	economic profit (net operating profit after tax, less a cost of capital charge);
•	SVA, or shareholder value added;
•	net income (minimum);
•	net loss (maximum);
•	operating income;
•	pre-tax profit margin;
•	performance against business plan;
•	customer service;
•	corporate governance quotient or rating;
•	market share;
•	employee satisfaction;
•	safety;
•	employee engagement;
•	supplier diversity;
•	workforce diversity;
•	operating margins;
•	credit rating;

•	dividend payments;
•	expenses;
•	retained earnings;
•	completion of licenses, partnerships, joint ventures, public or private spinouts, acquisitions, divestitures and corporate restructurings;
•	new product and/or drug development;
•	environmental efforts; and
•	individual goals based on objective business criteria underlying the goals listed above and which pertain to individual effort as to achievement of those goals or to one or more business criteria in the areas of litigation, human resources, information services, production, inventory, support services, facility development, government relations, market share or management.

The term “performance period” shall mean the period for which the performance-based bonus is payable. The terms of the performance-based bonus opportunity for a Participant shall be established by the Committee within the earlier of: 90 days of the beginning of the performance period for which the bonus will be earned, the expiration of 25% of the performance period, or the date where the outcome of the qualification for the payment of the bonus opportunity is no longer substantially uncertain.

The performance-based bonus opportunity must be based on one or more of the foregoing business measures and the amount must be determined according to a formula that is objectively applied based on the extent to which the objectively determinable performance goals established by the Committee are met. However, in its sole discretion, the Committee may reduce, but may not increase, a Participant’s bonus calculated under the preceding formula. In determining the amount of any reduced bonus, the Committee reserves the right to apply subjective, discretionary criteria to determine a revised bonus amount. In any event the total of all bonuses payable to all Participants for a year may not exceed $1,000,000.

6. PAYMENT OF PERFORMANCE-BASED BONUS

The payment of a performance-based bonus for a given performance period requires that the Participant be in the service of the Company (whether as employee, Board member, or consultant) on the last day of the performance period. The Committee may make exceptions to this requirement in the case of retirement, total and permanent disability, or death, as determined by the Committee in its sole discretion. Payment shall be made no later than 74 days after the end of the performance period for which the bonus is earned. However, no performance-based bonus shall be paid unless the Committee makes a certification in writing as required to satisfy the conditions for exemption under Section 162(m) of the Code.

MISCELLANEOUS PROVISIONS

7. AMENDMENT AND TERMINATION

The Committee reserves the right to amend or terminate this LTIP at any time with respect to future services of Participants. LTIP amendments may be adopted by the Board or the Committee, and will require stockholder approval only to the extent required to satisfy the conditions for exemption for performance-based bonuses under Section 162(m) of the Code or the rules of the securities exchange on which the Company’s common stock is listed. The LTIP shall continue in effect for a term of ten (10) years from the Effective Date unless sooner terminated.

8. TAX WITHHOLDING

The Company shall have the right to make all payments or distributions pursuant to the LTIP to Participants net of any applicable federal, state, local income, payroll, or other taxes that the Company determines are required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to the Participants, as applicable, such withholding taxes as may be required by law, or to otherwise require the Participants to pay such withholding taxes. If a Participant shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

9. SEVERABILITY

If any provision of the LTIP shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the LTIP or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit provided for under the LTIP shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the LTIP, and if the making of any payment in full or the provision of any other benefit provided for under the LTIP in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the LTIP.

10. NON-ASSIGNABILITY

Unless the Committee expressly states otherwise, no Participant may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any bonus opportunity or amounts determined by the Committee to be payable under the LTIP, until such amounts (if any) are actually paid.

11. NON-EXCLUSIVITY OF PLAN

Neither the adoption of the LTIP by the Board nor the submission of the LTIP to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable going forward, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

12. CONTINUED SERVICE

Neither this LTIP, the selection of a person eligible to be paid bonuses under this LTIP, the payment of any bonus to any Participant, nor any action by the Company or the Committee related to this LTIP, shall be held or construed to confer upon any person any right to be continued in the employ or other service of the Company. The termination of service of any Participant shall be governed by any valid written agreements between the Company and such Participant, and in the absence of such agreements, such termination shall be at will. This LTIP is not intended to limit the right of the Company to terminate the service of any Participant whenever in the sole discretion of the Company its interest may so require.

13. NO VESTED INTEREST OR RIGHT

At no time before the actual payout of a bonus to any Participant under the LTIP shall any Participant accrue any vested interest or right whatsoever under the LTIP, and the Company has no obligation to treat Participants identically under the LTIP.

14. GOVERNING LAW

The LTIP and any agreements and documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute concerning the LTIP shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.